UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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GREENHILL & CO., INC.
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March 13, 2015
Dear Stockholders:
You are cordially invited to join us for our 2015 annual meeting of stockholders, which will be held on Thursday, April 23, 2015, at 11:00 am ET, at the Waldorf-Astoria, 301 Park Avenue, New York, New York 10022. Holders of record of our common stock as of March 2, 2015 are entitled to notice of, and to vote at, the 2015 annual meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.
We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet. Instructions on how to vote via the Internet are on the proxy card.
If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting and a valid proxy to vote at the meeting, as described under “How can I attend the meeting?” on page 3 of the proxy statement.
We look forward to seeing you at the annual meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, April 23, 2015 at 11:00 a.m., Eastern Time

Place:	Waldorf-Astoria 301 Park Avenue New York, New York 10022

Items of Business:	1. The election of directors.

2. Advisory resolution on our executive compensation.

3. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2015.

4. The approval of Greenhill's Equity Incentive Plan.

5. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record at the close of business on March 2, 2015.

Voting by Proxy or via the Internet:
Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. Instructions on how to vote via the Internet are on the proxy card.

By Order of the Board of Directors

Secretary

TABLE OF CONTENTS

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Greenhill & Co., Inc. (which we refer to as “Greenhill”, “we”, the “Company” or the “Firm” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on April 23, 2015 and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 13, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?
At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory resolution on our executive compensation and the ratification of the selection of our independent auditors. Also, management will report on matters of current interest to our stockholders and respond to questions.
Who is entitled to vote at the meeting?
The Board has set March 2, 2015, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 2, 2015, you are entitled to vote at the meeting. As of the record date, 28,479,284 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 28,479,284 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting;

•	you have properly submitted a proxy card by mail; or

•	you have properly voted via the Internet.
How do I submit my proxy vote?
If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or otherwise by a broker, bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How do I vote via the Internet?
Internet voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet, please do not return a signed proxy card. Stockholders who hold their shares through a bank or broker can vote via the Internet if that option is offered by the bank or broker.
Can I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.
If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.
What vote is required for the election of directors or for the other proposals to be approved?
The approval of a plurality of the votes of the shares present at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the advisory resolution on executive compensation, to ratify the selection of our independent auditors and to approve our Equity Incentive Plan.
How are votes counted?
You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the other proposals. The advisory resolutions on executive compensation and the ratification of the selection of Ernst & Young LLP as independent auditor are not binding on the Board of Directors, but we value your votes and will consider the results carefully.
If you submit your proxy or vote via the Internet but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the quorum even if you abstained from voting or withheld authority to vote.
Other than for the election of directors, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.
Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.
What are “Broker Non-Votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still use its discretion to vote the shares with respect to matters that are considered to be “routine,” such as the proposal to ratify the selection of our independent auditors, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, even if not contested, advisory votes on executive compensation and the approval of an equity incentive plan. Broker non-votes are counted toward a quorum.
Therefore, if member brokers do not receive instructions from the beneficial owner of the shares, they may only vote on the proposal to ratify the selection of our independent auditors. We therefore urge you to give voting instructions to your broker on all proposals.

How does the Board recommend that I vote?
The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the advisory resolution to approve our executive compensation; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2015.

•	FOR the approval of our Equity Incentive Plan.
What if I do not specify how I want my shares voted?
If you submit a signed proxy card or vote via the Internet but do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the advisory resolution to approve our executive compensation; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2015.

•	FOR the approval of our Equity Incentive Plan.
Can I change my vote after submitting my proxy?
Yes. Whether you vote by mail or via the Internet, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	By sending a written notice of revocation to the Secretary of Greenhill;

•	By submitting a later-dated proxy;

•	By voting via the Internet at a later time; or

•	By voting in person at the meeting.
Will my vote be kept confidential?
Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail, via the Internet or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.
How can I attend the meeting?
You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.
Please let us know if you plan to attend the meeting when you return your proxy by marking the attendance box on the proxy card.
Who pays for the cost of proxy preparation and solicitation?
Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have also hired Georgeson Inc. to assist in the solicitation and distribution of proxies, for which they will receive a fee of $13,500, as well as reimbursement for certain out-of-pocket costs and expenses.
We are soliciting proxies primarily by mail. In addition, our directors, officers and other employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services beyond their regular compensation.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
Our executive officers and directors are encouraged to own Greenhill common stock, par value $.01 per share, to further align management’s and stockholders’ interests. In addition, we have adopted stock ownership guidelines applicable to our named executive officers. See “Executive Compensation—Compensation Discussion and Analysis—Executive Stock Ownership and Stock Ownership Guidelines” below for a description of these guidelines.
The following table shows how many shares of our common stock were beneficially owned as of March 1, 2015, by each of our directors and executive officers named in the 2014 Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Filings”), except as noted below, no stockholder beneficially owned more than five percent of our common stock as of March 1, 2015. The percentage has been calculated on the basis of 28,479,284 shares of common stock outstanding as of March 1, 2015 (excluding treasury stock).
The address for each listed stockholder (other than as indicated in the notes) is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table, pursuant to applicable community property laws or as indicated in the Filings made by institutional stockholders, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Robert F. Greenhill (1)	1,438,657	5.0%
Scott L. Bok (2)	517,650	1.8%
Christopher T. Grubb	5,416	*
Patricia Moran	—	*
Harold J. Rodriguez, Jr. (3)	67,447	*
Robert T. Blakely	3,143	*
Steven F. Goldstone	18,798	*
Stephen L. Key	12,525	*
Karen P. Robards	2,758	*
All Directors and Executive Officers as a group (9 persons)	2,066,394	7.3%
5% Stockholders:
BlackRock, Inc. (4)	2,614,416	9.2%
Lord, Abbett & Co. LLC (5)	2,599,054	9.1%
Loomis, Sayles & Co., L.P. (6)	2,240,160	7.9%
The Vanguard Group (7)	1,759,449	6.2%

*	Less than 1% of the outstanding shares of common stock.

(1)
Mr. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 989,524 of our shares. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 239,680 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.

(2)
Includes 25,000 shares held by Bok Family Partners L.P., a Delaware limited partnership, of which Mr. Bok is the general partner. Mr. Bok disclaims beneficial ownership of securities owned by Bok Family Partners L.P. except to the extent of his pecuniary interest therein. Also includes 288,783 shares held by the Bok Family Foundation. Mr. Bok expressly disclaims beneficial ownership of the shares held by the Bok Family Foundation.

(3)	Includes 67,447 shares held by Jacquelyn F. Rodriguez, the wife of Harold J. Rodriguez, Jr.

(4)	Address: 55 East 52nd Street, New York, NY 10022.

(5)	Address: 90 Hudson Street, Jersey City, NJ 07302.

(6)	Address: One Financial Center, Boston, MA 02111.

(7)	Address: 100 Vanguard Blvd., Malvern, PA 19355.

Our executive officers and directors are not permitted to hedge or otherwise dispose of the economic risk of ownership of these shares or any other shares owned by them through short sales, option transactions or use of derivative instruments. See “Executive Compensation—Compensation Discussion and Analysis—Executive Stock Ownership and Stock Ownership Guidelines” below.
Messrs. Greenhill, Bok, Grubb and Rodriguez and Ms. Moran are employees of Greenhill. As of March 1, 2015, they beneficially own approximately 7% of our outstanding common stock in the aggregate. In addition, as of March 1, 2015, other employees of Greenhill beneficially own approximately 2% of our outstanding common stock in the aggregate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Such persons are required to furnish us with copies of these reports. We believe that all Section 16(a) filing requirements applicable to our executive officers and directors for 2014 were satisfied.

ITEM 1—ELECTION OF DIRECTORS
The number of directors currently serving on our Board of Directors (which we also refer to as our “Board”) is six. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies may vote your shares for a substitute nominee selected by the Board or the Board may reduce its size.
The nominees for election as director have provided the following information about themselves.
Robert F. Greenhill, 78, our founder, has served as our Chairman since the time of our founding in 1996 and served as our Chief Executive Officer between 1996 and October 2007. Mr. Greenhill was a member of our Management Committee since its formation in January 2004 until October 2007. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was Chairman and Chief Executive Officer of Smith Barney Inc. and a member of the board of directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, Mr. Greenhill was a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee. We chose to nominate Mr. Greenhill as a director because he is the founder of our firm and has more than fifty years of experience in our industry.
Scott L. Bok, 55, has served as Chief Executive Officer since April 2010, served as Co-Chief Executive Officer between October 2007 and April 2010, and served as our U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a Managing Director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok served as Chief Executive Officer and Chairman of the Board of Directors of GHL Acquisition Corp. from 2007 to 2009 and as a member of the board of directors of its successor, Iridium Communications Inc., from 2009 to 2013. He has also served as a member of the board of directors of Heartland Payment Systems (2001 - 2005) and Republic Group Insurance (2003 - 2007). We chose to nominate Mr. Bok as a director because he serves as our Chief Executive Officer and has more than thirty years of experience advising on transactions.
Robert T. Blakely, 73, has served on our Board of Directors since April 2009. Since 2008, Mr. Blakely has served as the President of Performance Enhancement Group, a position he previously held from 2002 to 2003. From February 2006 to January 2008, Mr. Blakely served as Executive Vice President of Fannie Mae and from February 2006 to August 2007 as its Chief Financial Officer. From 2003 to 2006, Mr. Blakely served as Executive Vice President and Chief Financial Officer of MCI. From 1999 to 2002 he served as Executive Vice President and Chief Financial Officer of Lyondell Chemical. From 1981 to 1999 he served as Executive Vice President and Chief Financial Officer of Tenneco, Inc. From 1971 to 1981 Mr. Blakely was with Morgan Stanley. Mr. Blakely is a member of the board of directors of Westlake Chemical Corporation, Natural Resource Partners L.P. and Ally Financial Inc. (formerly GMAC, Inc.). Mr. Blakely completed a five year term on December 31, 2011 as Vice Chairman of the Board of Trustees of the Financial Accounting Federation, the oversight body for the Financial Accounting Standards Board. We chose to nominate Mr. Blakely as a director because he was personally known to several members of our management, who respected Mr. Blakely’s high integrity and financial expertise. We believe Mr. Blakely’s financial expertise and previous management experience at public companies in several different industries, including the financial services industry, bring additional perspectives to the oversight of our business.
Steven F. Goldstone, 69, has served on our Board of Directors since July 2004. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was Chairman and Chief Executive Officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also the non-executive Chairman of ConAgra Foods, Inc. Mr. Goldstone served as a member of the board of directors of Trane, Inc. (f/k/a American Standard Companies, Inc.) from 2002 until 2008 and as a member of the board of directors of Merck & Co. from 2008 until 2012. We chose to nominate Mr. Goldstone as a director because he was personally known to several members of our management, who respected Mr. Goldstone’s high integrity and business acumen. We believe

Mr. Goldstone’s past experience in a service industry similar to ours, as well as his experience as the leader of a complex publicly traded company, enables Mr. Goldstone to provide valuable experience to our Board.
Stephen L. Key, 71, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key has served as a member of the board of directors of Fairway Group Holdings Corp. since August 2012 and as Chairman of the Audit Committee of the board of directors of Fairway Group Holdings Corp. since April 2013. Mr. Key has also served as a member of the board of directors of Sitel, Inc. from 2007 until 2008, as a member of the board of directors of Forward Industries, Inc. from 2010 until 2012, and as a member of the board of directors of 1-800-Contacts, Inc. from 2005 to 2012. We chose to nominate Mr. Key as a director because he was personally known to several members of our management, who respected Mr. Key’s high integrity and financial expertise. We believe Mr. Key’s deep accounting experience, his service on the board of directors and audit committees of other public companies and his previous management experience at several public companies add significant support both to the Board of Directors and the management team in considering accounting, finance and related matters.
Karen P. Robards, 64, has served on our Board of Directors since April 2013. Since 1987, Ms. Robards has been a partner of Robards & Company, LLC, a financial advisory firm. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley where she served as head of its healthcare investment banking activities. Ms. Robards currently serves as Vice Chair of the Board and Chair of the Audit Committee of BlackRock Closed-End Funds. Ms. Robards is also a member of the Board of Directors of AtriCure, Inc., a medical device company, where she has served since 2000. From 1996 to 2005, Ms. Robards served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments, which was acquired by AtriCure, Inc. in 2005. From 2007 to 2010, Ms. Robards also served as a director of Care Investment Trust, a publicly held real estate investment trust focusing on investment opportunities in the healthcare industry. We chose to nominate Ms. Robards as a director because of her high integrity and business acumen. We believe Ms. Robards’ past experience in our industry, as well as her experience as a director of several public and private companies, enables Ms. Robards to provide valuable experience to our Board.
The Board of Directors unanimously recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

ITEM 2—ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement.
Summary of our Executive Compensation
Our executive compensation programs are designed to attract, motivate and retain executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value, taking into account the critical importance of human capital to our business. We are committed to utilizing the executive compensation program to reinforce our ownership culture and broaden employee ownership over time.
The compensation policy that we developed was designed to achieve four objectives:

•	alignment of interests between all our senior professionals (including our named executive officers) and our stockholders;

•	simplicity such that both recipient employees and our stockholders can readily calculate the costs and benefits of the compensation we provide;

•
meritocracy within the Firm such that our compensation methodology is seen by our senior professionals as fair and, as a result, those professionals can work together effectively in teams to better advise clients; and

•	effectiveness such that we can attract and retain talent in a highly competitive industry.

All of these objectives and the detailed compensation policies designed to help us achieve them, all of which are summarized in our Compensation Discussion and Analysis, are fundamentally unchanged in the eleven years since we completed our initial public offering in 2004. By maintaining a compensation methodology that is simple, fosters a culture of meritocracy and aligns the interests of senior professionals (including our named executive officers) with our stockholders, we believe we are best positioned to achieve an effective policy such that we can continue to attract and retain senior professionals despite a highly competitive market for such professionals.

We encourage our stockholders to read our Compensation Discussion and Analysis in its entirety.
We are asking our stockholders to approve the following non-binding advisory resolution at our 2015 annual meeting:
“RESOLVED, that the stockholders of Greenhill & Co., Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement for the Company’s 2015 annual meeting of stockholders.”
This advisory resolution, commonly referred to as “say-on-pay”, is not binding on the Compensation Committee or the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.
The Board of Directors unanimously recommends that you vote FOR the approval of the advisory resolution to approve our executive compensation. Proxies will be voted FOR the approval of this resolution unless otherwise specified.

ITEM 3—RATIFICATION OF SELECTION OF AUDITORS
The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2015. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. Although the vote is non-binding, if the selection is not ratified, or even with ratification, our Audit Committee may reconsider its selection.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.
The Board of Directors unanimously recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2015. Proxies will be voted FOR ratifying this selection unless otherwise specified.

Item 4—APPROVAL OF THE GREENHILL & CO., INC. EQUITY INCENTIVE PLAN

Overview
We maintain equity-based compensation arrangements designed to attract, retain and motivate our officers and employees who are the key to our success. These arrangements were established pursuant to the Greenhill & Co., Inc. Equity Incentive Plan (which we refer to as the Equity Incentive Plan). We adopted this plan in 2008 with the approval of our stockholders. It was preceded by an earlier version of the plan that was adopted in 2004, at the time of our initial public offering. We are seeking stockholder approval to implement an amended and restated plan with certain “best practices” provisions and in compliance with certain stockholder approval requirements of the NYSE Rules and for the continued qualification of certain awards as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Modifications under the Proposed Equity Incentive Plan
The Board of Directors is cognizant of evolving investor views on equity-based executive compensation plans and, accordingly, the amended and restated Equity Incentive Plan includes the following principal modifications:

•
Reduces the number of shares available for issuance in connection with future awards under the Equity Incentive Plan to 10,000,000 (representing a reduction of more than 8 million in the shares available for grant under the current plan and a reduction of 20 million shares from the original share authorization under the current plan);

•	The term of the Equity Incentive Plan is 7 years (previously our equity compensation plans have provided for a term of 10 years);

•
Eliminates share recycling from the Equity Incentive Plan (i.e., shares tendered or withheld in payment of exercise price for awards or in satisfaction of withholding taxes will not again be available for issuance, which effectively reduces share capacity under the plan by another 4 million shares compared to the terms of the current plan, given our net share withholding practices); and

•	Includes an express prohibition on repricing awards.

Other Significant Equity Incentive Plan Highlights
In addition to such modifications, other existing features of our equity compensation program reflect best governance practices in furtherance of stockholder interests:

•
Our plan provides for “double trigger” rather than “single trigger” change of control vesting (i.e., awards vest in connection with a change in control of the Company only upon a termination of employment by the Company without cause);

•	No gross-up provisions (participants are not entitled to additional payments to cover any potential tax obligations incurred in connection with the vesting of awards under the plan);

•
We generally have imposed vesting periods of 5 years on RSU awards, that we believe are as long as or longer than our competitors for talent, as described in our “Compensation Discussion and Analysis”, and RSU awards to our Chief Executive Officer have provided for 5 year cliff-vesting; and

•	Our management team is subject to robust stock ownership guidelines, as described in our “Compensation Discussion and Analysis”.

Further, in evaluating the approval of our amended and restated Equity Incentive Plan, we would highlight that we have maintained a flat share count with essentially no dilution since the time of our initial public offering through open market share repurchases and tax settlement repurchases.

Implication of Stockholder Vote
If our stockholders do not approve the amended and restated Equity Incentive Plan, we will accede to the views reflected by such vote and no longer issue share-based awards (other than under our existing plan pursuant to agreements with newly recruited employees entered into prior to the annual meeting of our stockholders and pursuant to our agreement to acquire Cogent Partners announced on February 10, 2015), although we may continue to make cash-based Section 162(m) qualified awards under our existing plan.  In that event, we will lose an important element of our compensation philosophy, the ability to directly align the interests of our senior professionals and our stockholders, as described in greater detail in our “Compensation Discussion and Analysis” section in this proxy statement.
The Board of Directors recommends a vote FOR the approval of our amended and restated Equity Incentive Plan.
The amended and restated Equity Incentive Plan is attached as Exhibit A to this proxy statement. The amended and restated Equity Incentive Plan includes other changes and features, which are summarized in the “Summary of the Equity Incentive Plan” set forth below.
Summary of the Equity Incentive Plan
The following is a brief description of the material features of the Equity Incentive Plan, including the performance criteria. The full text of the Equity Incentive Plan is set forth in Exhibit A to this Proxy Statement. Capitalized terms used but not defined in this summary have the meanings ascribed to such terms in Exhibit A. The description set forth below is qualified in its entirety by reference to Exhibit A.
Shares Available. Subject to the approval of our stockholders, the maximum number of Shares that may be delivered in respect of awards granted after March 9, 2015 under the Equity Incentive Plan being proposed to stockholders for approval is 10,000,000 (in addition to those set forth in the next sentence), subject to adjustment as described below. Shares sufficient to satisfy outstanding awards as of March 9, 2015 (3,694,351 Shares), awards to newly recruited employees pursuant to agreements entered into prior to the annual meeting of stockholders in 2015 and awards to employees of Cogent Partners following the completion of the acquisition announced on February 10, 2015 are already authorized for issuance under the existing Equity Incentive Plan. The 10 million additional shares reserved for future grant under the Equity Incentive Plan being proposed to stockholders for approval was determined based on the number of shares that we estimate are needed to achieve the goals of our equity incentive program, to be consistent with current grant practice, over the seven-year term of the plan, based on our current stock price and employee population.
The number of Shares will be subject to adjustment in the event of any reorganization, merger, consolidation, stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other similar event that the Compensation Committee determines affects our capitalization. Any Shares subject to an award which expires or for any reason is cancelled, terminated, forfeited, fails to vest or for any other reason is not paid or settled will again be available for issuance in connection with future awards granted under the Equity Incentive Plan. Shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will be counted against the share limits and will not again be available for issuance in connection with future awards under the Equity Incentive Plan.
The number of awards granted during 2014 in proportion to the Company’s outstanding shares, or “gross burn rate”, was 4.56% and the Company’s average gross burn rate for the three years 2012 through 2014 was 4.55%. Our “net burn rate” in 2014, taking into account the estimated number of shares that we do not expect to deliver to employees in respect of the 2014 grants due to our practice of net settling awards for tax withholding purposes, was approximately 2.6%. Because our awards generally are net settled, we believe that our “net burn rate” better reflects the potential dilutive effect of the plan.
Forms of Awards. The Compensation Committee may grant one or more of the following types of Awards under the Equity Incentive Plan: (i) restricted stock units (or “RSUs”), (ii) options (including non-qualified stock options and incentive stock options), (iii) restricted stock awards, (iv) other stock-based awards and (v) performance awards. To date, we have only made awards of RSUs and performance awards under the Equity Incentive Plan, and we expect that we will continue to grant such awards in the future.
Award Limits. As described above, the Equity Incentive Plan includes limits on Awards which may be granted in any calendar year to any employee who is a “covered employee” under Section 162(m) and who is expected to receive in excess of $1 million of compensation in such year. No covered employee may be granted, in any calendar year, (i) options that relate to more than 700,000 Shares, (ii) performance awards denominated in Shares that relate to more than 700,000 Shares and (iii) performance awards denominated in cash or valued with reference to property other than Shares with a maximum dollar value payable equal to $25,000,000.
Eligibility. Our employees (including officers or directors who are also employees) or those of our affiliates and any of our consultants or advisors selected by the Compensation Committee are eligible to participate in the Equity Incentive Plan.

We estimate that approximately 305 employees, four non-employee directors and all future employees will be eligible to participate in the Equity Incentive Plan.
Administration. The Equity Incentive Plan is administered by our Compensation Committee, or any successor committee thereto, or another committee of our Board of Directors appointed or designated by the Board of Directors. The Compensation Committee will have the discretion to select participants and determine the form, amount and timing of each Award to such persons, the exercise price associated with the Award, the time and conditions of exercise or settlement of the Award and all other terms and conditions of the Award. To the extent permitted by law, the Compensation Committee may delegate to one or more of our officers the authority to grant Awards except that such delegation cannot be made in respect of Awards for a person covered by Section 16 of the Securities Exchange Act of 1934.
Key Terms of Awards. The following is a brief summary of the types of Awards that may be granted under the Equity Incentive Plan.
RSUs. An RSU is an award that is valued by reference to a share, which value may be paid to the participant by delivery of Shares, cash or other property as determined by the Compensation Committee. Restrictions on RSUs may lapse separately or in combination at such times, in installments or otherwise, as the Compensation Committee deems appropriate.
Options. Options are rights to purchase Shares at a price and during a period determined by the Compensation Committee. The exercise price of an option will not be less than the fair market value of our common stock on the date of the option grant. Options generally expire no later than 10 years after the date of grant.
Restricted Stock Awards. Restricted stock is any Share issued with the restriction that the participant may not, for a specified time or times, sell, transfer, pledge or assign such Share and with such other restrictions as the Compensation Committee, in its sole discretion, may impose. Restrictions on restricted stock awards may lapse separately or in combination at such times, in installments or otherwise, as the Compensation Committee deems appropriate.
Performance Awards. Performance awards are the award of cash, Shares or a combination thereof that will be earned by the participant upon the achievement of performance goals established by the Compensation Committee. The Compensation Committee will determine the performance criteria to be achieved during any performance period and the length of the performance period. Performance awards may be settled in cash, Shares or other property as will be determined by the Compensation Committee.
Other Share-Based Awards. The Equity Incentive Plan also authorizes the grant of awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property. Other share-based awards will also be available as a form of payment of other awards granted under the Equity Incentive Plan and other earned cash-based compensation.
Dividend Equivalents. The Compensation Committee may in its discretion include in the applicable award agreement a dividend equivalent right entitling the participant to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the Shares covered by such Award as if such Shares were then outstanding. We currently pay dividend equivalents in respect of all of our RSUs, although such amounts are subject to forfeiture under certain circumstances.
Section 162(m). If the Compensation Committee determines that an Award is intended to satisfy the qualified performance-based compensation exception under Section 162(m), such award will be structured, in accordance with the provisions of the Equity Incentive Plan, to provide that the lapsing of restrictions on or the grant of an award and the distribution of cash, Shares or other property, as applicable, will be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which will be based on the attainment of specified levels of one or any combination of the following performance goals:

1.	earnings per share;

2.	return on average common equity;

3.	pre-tax income;

4.	pre-tax operating income;

5.	net revenues;

6.	net income;

7.	profits before taxes;

8.	book value per share;

9.	stock price;

10.	earnings available to common stockholders;

11.	ratio of compensation and benefits to net revenues; and

12.	execution and origination of assignments directly related to the individual covered employee.
The performance goals may be based solely by reference to the Company’s or a subsidiary’s performance, or the performance of a division, business segment or business unit of ours. The performance goals may also be based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Compensation Committee can impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of the qualified performance-based compensation exception under Section 162(m).
Termination of Employment. Except as otherwise determined by the Compensation Committee or provided by the Compensation Committee in an applicable agreement under the Equity Incentive Plan, in case of termination of employment or cessation of services:
(a) for reason of death, Disability or Retirement, any unvested restricted stock award, RSU award or any Award that is an option then held by the participant will immediately accelerate and become fully vested, exercisable and payable and any such Award that is an option will automatically expire on the earlier of (i) the date the option would have expired had the participant continued in such employment and (ii) one year after the date such participant’s service ceases;
(b) by the Company for cause, (i) any Award that is an RSU or restricted stock award then held by the participant that is not payable will automatically be forfeited in full and canceled by the Company upon the participant’s termination of employment and (ii) any option then held by the participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company on the date such participant’s service ceases;
(c) by the Company without cause within two years following the occurrence of a Change in Control or upon a termination of employment by the Company without cause six months prior to the occurrence of a Change in Control if the Compensation Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment “in connection with” the occurrence of a Change in Control):
(i) any restricted stock award or RSU award then held by such participant will be immediately accelerated and become fully vested and payable, and
(ii) any option then held by such participant will be immediately accelerated and become fully vested, exercisable and payable will automatically expire on the earlier of (A) the date the option would have expired had the participant continued in such employment and (B) one year after the date the participant’s service ceases; and
(d) for any reason other than death, Disability, Retirement, cause or in connection with the occurrence of a Change in Control:
(i) any time-vesting restricted stock award or time-vesting RSU award then held by such participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company on the date the participant’s service ceases,
(ii) any option then held by the participant to the extent not exercisable will automatically expire on the date the participant’s service ceases and to the extent exercisable will automatically expire on the earlier of (A) the date the option would have expired had the employee continued in such service and (B) 180 days (or 90 days in the case of options that are intended to qualify as an incentive stock option under Section 422 of the Code) after the date that the participant’s service ceases, and
(iii) any RSU Award or restricted stock award then held by the participant which is not then payable and which remains subject to achievement of performance vesting goals will be paid in accordance with its terms at the time the Award would have been payable if the termination of employment had not occurred.
As used above, in accordance with the Equity Incentive Plan, “cause” will be determined by the Compensation Committee in its sole discretion.
Change in Control. In the event of change in control, the provisions described above under “Termination of Employment” shall apply.

Transferability. Except as the Compensation Committee may otherwise determine from time to time, no Award and no right under any such Award, will be assignable, alienable, saleable or transferable by a participant otherwise than by will or by the laws of descent and distribution.
Prohibition on Repricing. In no event will the exercise price with respect to an award be reduced following the grant of an award, nor will an award be cancelled in exchange for a replacement award with a lower exercise price or in exchange for another type of award or cash payment without stockholder approval.
Duration of the Equity Incentive Plan. The Equity Incentive Plan as amended and restated is subject to approval by our stockholders. The Equity Incentive Plan will terminate on March 9, 2022 (the seventh anniversary of the date of its adoption), unless the Board of Directors terminates the plan earlier. No Award shall be granted under the Equity Incentive Plan after such date. However, unless otherwise expressly provided in the Equity Incentive Plan or in an applicable award agreement, any Award theretofore granted may extend beyond such date, and the authority of the Compensation Committee to administer the Equity Incentive Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of our Board of Directors to amend the Equity Incentive Plan, shall extend beyond such date.
Amendment, Modification and Termination of the Equity Incentive Plan. The Board of Directors may suspend, amend, alter, discontinue or terminate the Equity Incentive Plan; provided that such action will not be taken without stockholder approval if such approval is necessary to qualify for or to comply with any tax or regulatory requirement for which or with which the Board of Directors deems it necessary or desirable to qualify or comply. No action taken with respect to the Equity Incentive Plan will adversely affect rights of a participant, without the consent of the affected participant, except such action made to cause the Equity Incentive Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding the foregoing, no amendment may cause any outstanding award that is intended to be eligible for the qualified performance-based compensation exception under Section 162(m) to cease to qualify for such exception.
U.S. Federal Income Tax Consequences of Awards. There will be no U.S. federal income tax consequences to the participant or us upon the grant of an option under the Equity Incentive Plan. Upon exercise of an option that is not an incentive stock option, a participant generally will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired Shares; less (ii) the exercise price of the option. We will generally be entitled to a tax deduction in the same amount.
Upon the exercise of an incentive stock option, a participant recognizes no immediate taxable income. Income recognition is deferred until the participant sells the shares. If the option is exercised no later than three months after the termination of the participant’s employment, and the participant does not dispose of the shares acquired pursuant to the exercise of the option within two years from the date the option was granted or within one year after the exercise of the option, the gain on the sale will be treated as long-term capital gain. We are not entitled to any tax deduction with respect to the grant or exercise of incentive stock options, except that if the shares are not held for the full term of the holding period described above, then an amount equal to the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income and, we will generally be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an incentive stock option over the exercise price therefor constitutes a tax preference item for purposes of computing the “alternative minimum tax” under the Code.
Unless a participant makes a “Section 83(b) election” under the Code, there will be no U.S. federal income tax consequences to either the participant or us upon the grant of restricted stock until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted stock. At that time, the participant generally will recognize taxable income equal to the then fair market value for the shares. We will generally be entitled to a corresponding tax deduction.
There generally will be no U.S. federal income tax consequences to the participant or us upon the grant of performance awards (unless the participant makes a “Section 83(b) election” under the Code) or RSUs. Participants generally will recognize taxable income at the time when such awards are paid or settled in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to a tax deduction equal to the amount includible in the participant’s income.
This summary is limited to the federal tax issues addressed in this summary. It was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be asserted under the Code.

New Plan Benefits
It is not possible at present to determine the amount or the form of any award that will be granted in the future to any individual during the term of the Equity Incentive Plan. The table below sets forth the awards that have been granted under the Equity Incentive Plan in 2015 as of the date of this proxy statement to our executive officers and our other employees who are not executives officers. In addition, the table below sets forth the stock grants to our directors who were not executive officers in 2015.
Grants
Under the Equity Incentive Plan

Name	Restricted Stock Units (#)		Shares of Common Stock (#)
Scott L. Bok	74,306		—
Chief Executive Officer

Christopher T. Grubb	16,830		—
Chief Financial Officer

Patricia Moran	12,903		—
Chief Legal Officer and Secretary

Harold J. Rodriguez, Jr.	29,425		—
Chief Operating Officer

All executive officers as a group	133,464		—

Non-executive director group (non-employees) (1)	—		5,418

Non-executive officer employee group (2)	1,313,901	(3)	—

(1)
Directors who were not Greenhill employees received an annual retainer of $100,000 for service on our Board of Directors payable at their option in cash or stock or a combination. This figure represents the number of Shares with respect to the 2014 annual retainer. The number of Shares issuable in 2015 is not ascertainable at this time. See “Director Compensation Table” below.

(2)	Includes Mr. Robert F. Greenhill, who is a director and employee of the Company.

(3)	Includes 74,306 restricted stock units granted to Mr. Robert F. Greenhill.
Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	3,065,363	(1)	$—	(2)	19,660,953
Equity compensation plans not approved by security holders	—		—		—

Total	3,065,363		—		19,660,953

(1)	Excludes 1,447,365 restricted stock units granted to employees subsequent to December 31, 2014 as part of our long term incentive awards program.

(2)	The restricted stock units awarded under our Equity Incentive Plan were granted at no cost to the persons receiving them and do not have an exercise price.

Vote Required for Approval
The approval of the Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.
Board Recommendation
The Board of Directors unanimously recommends that you vote FOR the approval of our Equity Incentive Plan. Proxies will be voted FOR the approval of our Equity Incentive Plan unless otherwise specified.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.greenhill.com. Other corporate governance documents also are available on our website at the same address, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy. The written charters, the Guidelines, the Code and the Related Person Transaction Policy are also available in print to any stockholder who requests them.
Director Independence
Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
The Board determined that none of Messrs. Blakely, Goldstone or Key or Ms. Robards:

•	had any material relationship with Greenhill (other than as directors)

•	had any material relationship, either directly or as a partner, stockholder or officer, of another organization that has a relationship with Greenhill

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•	receives, or has an immediate family member who receives, more than $120,000 in direct compensation from Greenhill (other than director and committee fees)

•
is affiliated with or employed by, or has an immediate family member who is or has been within the past three years a partner of or employee of, the Greenhill audit team or a present or former internal or external auditor of Greenhill

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•
is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•
is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.

As a result of this review, the Board affirmatively determined that each of our non-employee directors (Robert T. Blakely, Steven F. Goldstone, Stephen L. Key and Karen P. Robards) is “independent” as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill and Bok cannot be considered independent directors because of their employment at Greenhill.

Meetings of the Independent Directors
In addition to the committees of the Board of Directors described below, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill and Bok) and other members of management do not participate. The independent directors take turns serving as the presiding director of these executive sessions.

Committees of the Board

Audit Committee
Members:
Stephen L. Key (Chairman)
Robert T. Blakely
Karen P. Robards
The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that Mr. Key is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission. Mr. Blakely currently serves on the audit committees of four public companies, including Greenhill. Our Board of Directors has discussed with Mr. Blakely the time and effort required to be devoted by Mr. Blakely to his service on these committees and has affirmatively determined that such services do not impair Mr. Blakely’s ability to serve as an effective member of Greenhill’s Audit Committee.
The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee met five times during 2014. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC, met three times during 2014. Mr. Key is the sole member of the SEC Subcommittee, although other Audit Committee members participate in SEC Subcommittee meetings from time to time.

Compensation Committee
Members:
Steven F. Goldstone (Chairman)
Robert T. Blakely
Stephen L. Key
The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Compensation Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the Chief Executive Officer), approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. See “Executive Compensation—Compensation Discussion and Analysis” for more information on the Compensation Committee’s role in determining compensation. In addition, the Compensation Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee met two times during 2014.

Nominating and Governance Committee
Members:
Robert T. Blakely (Chairman)
Steven F. Goldstone
Stephen L. Key
Karen P. Robards
The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees and is charged with overseeing our Related Person Transaction Policy. The Nominating and Governance Committee met two times during 2014.
Meeting Attendance
Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. The Board met five times during 2014. All of our directors attended the annual meeting of stockholders in 2014, and all of our directors attended at least 75% of the Board and committee meetings on which the directors served.
Procedures for Contacting the Board of Directors
The Board has established a process for stockholders and other interested parties to send written communications to the Board, the independent directors, or to individual directors. Such communications may be made anonymously. Such communications should be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022 (attention: Secretary). The communications will be collected by the Secretary and delivered, in the form received and if so addressed, to a specified director, the independent directors or the Audit Committee or its Chairman. Items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including solicitations and advertisements, junk mail and resumes.
Procedures for Selecting and Nominating Director Candidates
In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee does not have any formal diversity policy. With these factors and characteristics in mind, the Committee will generally begin its search by discussing potential candidates with existing members of the Board and management. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.
Our Board of Directors has adopted procedures by which stockholders may recommend nominees to the Board. The Nominating and Governance Committee will consider any director candidate recommended by stockholders in accordance with the procedures set out in our bylaws and applicable law on the same basis as it considers other director candidates. Stockholders may also submit a letter and relevant information about the candidate to the Secretary at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022.
Board Leadership Structure and Role in Risk Oversight
The Chairman of our Board of Directors, Robert F. Greenhill, is the founder of Greenhill and has previously served as its Chief Executive Officer. In 2007, Mr. Greenhill relinquished the position as Chief Executive Officer. At that time, the Board of Directors determined that it was in the best interests of our stockholders for Mr. Greenhill to continue to serve as Chairman of the Board, given the depth of his experience with our firm and our industry. The independent members of our Board of

Directors have not chosen to appoint a “lead independent director.” Our Board of Directors, under the guidance of the Nominating and Governance Committee, reviews the structure of our Board of Directors and its committees each year as a part of its annual self-evaluation process, and in that context considers, among other things, issues of structure and leadership. The Board of Directors is satisfied that its current structure and processes are well suited for the Company, given its simple business model, employee stock ownership and size.
The Board of Directors has delegated risk management and oversight to the Audit Committee. The Audit Committee receives regular reports on risk matters, including financial, legal and regulatory risks, at its quarterly meetings. The Audit Committee also receives an annual report on legal, regulatory and compliance matters from the Greenhill Global Compliance Committee. The Audit Committee oversees the Company’s periodic risk assessments and risk-based internal audits. In addition, the Audit Committee meets regularly with the Chief Compliance Officer, principal accounting officer and Chief Legal Officer of Greenhill as well as its external and internal auditors, to discuss issues related to risk management. The Audit Committee, in turn, reports any material risk issues which may arise to the full Board of Directors. The Board of Directors' administration of risk oversight has no impact on its leadership structure.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our website at www.greenhill.com.
We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller and other persons performing similar functions within four business days following the date of such amendment or waiver.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy

In preparation for our initial public offering in 2004, when we first brought in non-employee stockholders, we spent considerable time and effort developing a compensation policy that would allow us to continue the success we had enjoyed as a firm owned entirely by its senior professionals while also aligning our compensation policies and the interests of our professional employees with the interests of our public stockholders. That policy became a core element of our communications to prospective stockholders then, and continued to be communicated in stockholder meetings and investor conferences since our initial public offering. The compensation policy that we developed was designed to achieve four objectives:

•	alignment of interests between all our senior professionals (including our named executive officers) and our stockholders;

•	simplicity such that both recipient employees and our stockholders can readily calculate the costs and benefits of the compensation we provide;

•
meritocracy within the Firm such that our compensation methodology is seen by our senior professionals as fair and, as a result, those professionals can work together effectively in teams to better advise clients; and

•	effectiveness such that we can attract and retain talent in a highly competitive industry.

These objectives and the detailed compensation policies designed to help us achieve them, all of which are discussed in more detail below, are fundamentally unchanged in the eleven years since we completed our initial public offering.

In addition to the qualitative objectives described above, at the time of our initial public offering we established one quantitative objective with respect to compensation, which was that the Firm’s total compensation expense should be targeted to be approximately 50 percent of its total revenue in any given year. By closely linking total compensation to total revenue, we have sought to ensure that aggregate compensation for all of our employees is closely linked with the Firm’s financial performance, while the allocation of that compensation among employees reflects their individual performance. As evidence of that linkage, compensation for our Chief Executive Officer as well as most of our other senior professionals since 2010 has been substantially reduced from the levels that prevailed prior to the global financial crisis when our revenue growth, pretax profit margin and other key financial metrics were significantly stronger than they have been in the past few years. At the same time, the flexibility in our compensation methodology has allowed us in any given year to reward appropriately (in some cases with significant compensation increases) any individuals whose performance was strong, despite the fact that compensation for the average senior professional in that year may have been reduced.

To further our objective of alignment between senior professionals (including our named executive officers) and stockholders, we historically have implemented several specific approaches to compensation.

•Fixed versus variable compensation. We focus on variable rather than fixed compensation, as indicated by the fact that we have not raised the base salary of our Chief Executive Officer or our other most senior professionals from the $600,000 annual rate set prior to our initial public offering in 2004.

•RSUs. We have made long-term incentive compensation in the form of Restricted Stock Units (“RSUs”) a large component of compensation for all of our named executive officers and senior professionals. For our Chief Executive Officer, compensation in excess of base salary has been entirely in the form of RSUs (with no cash incentive awards) for the past five years, thus increasing significantly his alignment with stockholders.

•Long equity vesting period. We have imposed a vesting period (5 years) on such RSU grants that we believe are as long as, and in many cases longer, than those of our competitors. In particular, the RSU grants to our Chief Executive Officer do not vest at all for five years, when they vest fully (rather than vesting pro rata on an annual basis over five years).

•Stock ownership guidelines. In 2014, we implemented specific share ownership guidelines for our named executive officers. As more fully described in “Executive Stock Ownership and Stock Ownership Guidelines” below, these guidelines require our Chief Executive Officer and the other named executive officers to own Greenhill stock (including RSUs or other Greenhill securities, whether vested or unvested) equal to, in the case of our Chief Executive Officer, ten times his or her base salary, and in the case of each other named executive officer, three times his or her base salary. Our chief Executive Officer currently owns shares that have a value equal to more than 60 times his base salary (assuming a value of our common stock of $48.65, the average closing price of our common stock over the 12-month period ending on December 31, 2014).

•No hedging or pledging. Our named executive officers are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them through short sales, option transactions or other derivative instruments, and may not purchase any of our securities on margin, borrow against any account in which our securities are held or otherwise pledge any company securities as collateral.

To further our objective of simplicity, we historically have used only three components of compensation:

•annual base salary;

•annual incentive compensation in the form of a year-end cash bonus; and

•	long-term incentive compensation in the form of a grant of RSUs that are essentially equivalent to shares of Greenhill common stock subject to vesting requirements.

Unlike many companies, including many of our competitors, we do not provide our named executive officers or our other senior professionals with significant employee benefits or perquisites (other than benefits under broad-based employee plans such as health insurance and 401(k) profit sharing plan participation), pension or other retiree benefits or contractual rights to severance upon termination. As a result, the costs and benefits of compensation to each individual are readily calculable by both employee recipients and stockholders.

To further our objective of meritocracy, we historically have compensated those named executive officers who, in addition to their management responsibilities, are involved in servicing clients and generating revenue (our Chief Executive Officer and Chief Financial Officer), predominantly in the same manner that we compensate other senior professionals whose sole role is servicing clients. That is, the components of compensation paid to individuals in both groups are the same, and the allocation of compensation to named executive officers is a function of their contribution both as senior professionals engaged in client service and as members of management. We believe that having most of our key executives (including our Chief Executive Officer and Chief Financial Officer) perform such “player/coach” roles within our organization helps us achieve several objectives: build and maintain more and better client relationships and execute more transactions such that we generate more revenue; maintain lower overhead costs, thereby allowing us both to provide more compensation to our employees and to create greater profitability for our stockholders; and maintain a strong culture of client focus and teamwork throughout our organization.

To further advance our objectives of alignment, simplicity and meritocracy, we also have historically had a “no guarantees” policy (with exceptions only for the initial period of employment of newly recruited named executive officers and senior professionals) and no contractual entitlement to severance. This policy provides the Compensation Committee (with respect to named executive officers) and our management (with respect to other senior professionals and employees) the maximum flexibility to adjust individual compensation appropriately each year to reflect each individual's current performance. In addition, to provide further flexibility with respect to employment and compensation matters, we historically have maintained a flexible termination practice with no contractual rights to continued employment (other than for a brief notice period) and no contractual right to severance upon termination. In addition, under the terms of our RSUs, the Compensation Committee, in cases where the Committee reasonably determines to be appropriate (not only in cases of narrowly defined actions by the named executive officer or employee that would constitute "cause" for termination), has discretion to cancel all unvested RSUs upon termination of a named executive officer or employee. Because a significant portion of compensation to named executive officers and senior professionals is in the form of RSUs, the Compensation Committee effectively has the ability to terminate unvested RSUs and thereby claw back a significant portion of all compensation awarded to an individual in the prior five years.

As to our objective of effectiveness, we believe that by maintaining a compensation methodology that is simple, fosters a culture of meritocracy and aligns the interests of senior professionals (including named executive officers) with those of our stockholders, we are best positioned to continue to attract and retain senior professionals despite a highly competitive market for such professionals.

Our Competition for Talent (for Named Executive Officers as well as Other Senior Professionals)

We operate in a highly competitive industry, where individual senior professionals by virtue of their accumulated experience, skills and client relationships can have a significant impact on both near and long term revenue and on their employer's reputation. As a result, such individuals are in high demand, and a large and active industry of recruiting firms exists to facilitate their movement among competitors. Our competitors for talent, as well as for clients, fall largely into four categories: large global banks (such as Bank of America Corporation, Barclays Bank PLC, Citigroup Inc., Credit Suisse Group AG, Deutsche Bank AG, Goldman Sachs Group, Inc., JPMorgan Chase & Co., Morgan Stanley, and UBS AG), large regional banks (such as RBC Securities in Canada, Nomura Securities in Japan, and Macquarie Group Limited in Australia), publicly listed investment banking firms similar to Greenhill (such as Evercore Partners Inc., Lazard Ltd. and Moelis & Company) and closely held boutique firms (such as Centerview Partners LLC, Houlihan Lokey, Inc., Perella Weinberg Partners and Rothschild Group). Nearly all of the senior professionals we have recruited in our Firm’s 19 year history have come from one of these firms, and when one of our senior professionals has resigned it has typically been to join one of these firms (with the exceptions generally going to work for a Firm client).

Each of the above groups of competitors has certain advantages in competing for talent. For example, both the large global banks and the large regional banks are much more diversified (i.e., have many businesses in addition to the advisory business where we compete with them), and the advisory business is a small business relative to their other activities. As a result, they have the ability to use income from those other, larger businesses to subsidize their efforts in the advisory business. And the privately owned independent investment banking firms are able to offer prospective senior professionals significant equity interests with the potential to monetize those in a future initial public offering. In order to recruit and retain talented senior professionals (including our named executive officers) against the recruiting efforts of our competitors, we seek to maintain an entrepreneurial culture and collegial work environment that we believe contrasts favorably to that of much larger institutions, and provide interesting career development opportunities for employees at all levels given the relatively small size and significant growth potential of our Firm, while at the same time providing all levels of employees (including our named executive officers and other senior professionals) over time with compensation that we believe is consistent with that which they could obtain if they moved to one of our competitors.

Our Compensation Track Record

We believe the success of our compensation policy should be measured from both a cost and benefit perspective. From a benefit perspective, based on our long term success in recruiting, we believe that we are seen as an attractive employer by senior professionals, as well as by recent graduates of universities and graduate business schools. Starting from an initial base in New York, we now operate from 13 offices around the world, with nearly all led by highly experienced individuals whom we recruited from our list of competitors noted above. While we remain a relatively young institution, approximately 66% of our Managing Directors (the typical title for our most senior professionals) have been with the Firm for at least 5 years, and we believe that there is a high degree of camaraderie and loyalty among our staff globally.

With respect to the cost of compensation, we believe that the best measure of success is the compensation ratio, which is a figure widely focused on by investors in our industry that is calculated by dividing total compensation costs by total revenues for any given period. Further, we believe that the best measure of comparison across firms is to use compensation and revenue figures calculated using Generally Accepted Accounting Principles (GAAP), rather than to make pro forma calculations in order to exclude various elements of compensation and thereby reduce the stated compensation ratio. Using GAAP figures for calculation, we believe that Greenhill has had the lowest compensation ratio among publicly traded independent investment banking firms in every year since its 2004 initial public offering, with our absolute compensation ratio ranging from 46% in several years of strong financial performance to typically 53%-55% in years of weaker financial performance. In 2014, our compensation ratio was 54%, consistent with the prior year. This consistent achievement of the lowest compensation ratio among our peer group (i.e. other publicly traded independent investment banking firms) has been highlighted in all of our investor presentations and other discussions with stockholders over the years, and is often favorably noted by research analysts who comment on our Firm and its competitors. What has allowed us consistently to achieve the lowest compensation ratio while also providing compensation sufficient to attract and retain employees is that we have also typically achieved the highest revenue productivity (calculated as total revenue divided by total number of employees) among our peers. A higher revenue productivity than other independent publicly traded advisory firms, combined with a lower compensation ratio than other firms, has generally resulted in individual and aggregate compensation levels that are comparable to those of other firms.

Communications with Stockholders

We maintain a regular dialogue with our major stockholders and prospective investors by means of several annual investor conferences that are typically sponsored by investment banks with research analysts who write research and provide recommendations on our stock. Our presentations at such conferences ordinarily are webcast and always are made available to be accessed on our website. In addition, we make dedicated trips to meet with investors across the US. In total, in 2014 we spent 12 full days in such conferences and meetings, in addition to many individual stockholder meetings at our New York office, as well as responding to telephone inquiries throughout the year.

In all of our investor communications, we highlight the key elements of our compensation policy described above, as well as our consistent track record of achieving a compensation ratio lower than that of other publicly traded independent investment banking firms. In addition, we have held a “say on pay” vote at our Annual Meeting in each of the past four years, and received stockholder approval by the following percentages: 61%, 87%, 60% and 78% in 2014, 2013, 2012 and 2011, respectively. Our Compensation Committee considered these results in connection with its analysis of our executive compensation programs, including its determination of the form and amount of executive compensation for 2014.

Annual Compensation Process

The Compensation Committee, which consists entirely of independent outside directors, has the overall responsibility for evaluating and approving executive officer base salary, annual and long-term incentive compensation, and other compensation plans, policies and programs of Greenhill. The Compensation Committee maintains a dialogue with the management of Greenhill regarding compensation, industry practices and the contributions of individual executives, all of which are taken into account in determining compensation. Scott Bok, our Chief Executive Officer, after consulting with other key executives, makes recommendations to the Compensation Committee regarding both the form and amount of base salary and annual and long-term incentive compensation for each named executive officer and other senior professional each year. In preparation for making such recommendations, our management seeks information from a variety of sources regarding compensation levels at our competitors. The Compensation Committee, in approving annual and long-term incentive compensation, is also aware of the amounts of compensation previously awarded to the executive officers and their level of stock and RSU ownership.

Annual incentive compensation awards and long-term incentive compensation awards are granted once at the beginning of each calendar year in respect of performance for the preceding year. The purpose of the annual and long-term awards is both to reward recipients for their contribution to our business in the preceding year and to encourage the long-term retention of the recipients.

The actual percentage of our revenues that is recorded as compensation expense (the “compensation ratio”) is determined each year by management in consultation with the Compensation Committee and based on such factors as the amount of revenues, the amount of base compensation and benefits, amortization of restricted stock units and other compensation payments, projected compensation requirements (which may vary depending on the level of recruitment of new Managing Directors in any given period and other factors) and the amount of other costs and expenses. In conjunction with determining the compensation ratio, individual compensation decisions are made with respect to named executive officers and employees at all levels, such that the Firm’s targeted compensation ratio is achieved.

Components of Compensation

Highlights of our executive compensation structure include the following:

•No increase in base compensation in ten years

•Substantial portion of incentive compensation paid in restricted stock units

•Vesting periods of incentive awards are five years, and for our CEO and COO are subject to cliff vesting

•No single trigger vesting on change of control; no gross-ups; no special perks

•Stock ownership guidelines applicable to our named executive officers

Annual base salaries for named executive officers were set at $600,000 at the time of our initial public offering in 2004 and have generally remained at that level since then. All of our named executive officers received an annual base salary of $600,000 in 2014 and will again in 2015, except that our Chief Financial Officer, Mr. Grubb, received and will receive a base salary of $500,000.

Incentive compensation, which is comprised of annual and long-term compensation, is a key component of Greenhill’s executive compensation strategy and generally represents by far the largest component of compensation for named executive officers. As discussed above, awards of annual and long-term incentive compensation are based on Greenhill’s operating performance and each individual’s contributions to revenue as well as to the development of Greenhill’s client base, strategic development and market position and contributions to management, administration and oversight of Greenhill's global operations. Incentive compensation is awarded pursuant to the terms of the Greenhill & Co., Inc. Equity Incentive Plan, as amended and restated (the “Equity Incentive Plan”), which permits the Compensation Committee to select among a variety of types of awards, including cash, stock, stock options or restricted stock units. While Greenhill has never awarded any stock options and does not expect to do so, if it were to award stock options, such options, under the terms of the Equity Incentive Plan, must be granted with an exercise price of fair market value on the date of the grant.

The aggregate amount of annual incentive compensation awarded in any year varies from year to year depending on the amount of our revenues, the amount of base compensation and benefits, the amount of amortization of restricted stock units and other compensation payments, the anticipated compensation requirements (which may vary depending on the level of recruitment of new Managing Directors in any given period and other factors), the amount of other costs and expenses, industry practices and other factors.

The aggregate amount of long-term incentive compensation awarded in any year varies from year to year depending on the amount of revenues, the amount of compensation payments incurred (including the amount of annual incentive compensation awarded), the amount of amortization of restricted stock units and other compensation payments, projected compensation requirements (which may vary depending on the level of recruitment of new Managing Directors in any given period and other factors), the amount of other costs and expenses, industry practices and other factors. Greenhill believes the use of significant equity-based awards as part of the compensation program will support the achievement of the Company’s long-term objectives and stockholder value creation, further align executive and stockholder interests and promote executive ownership. Long-term incentive compensation awards of restricted stock units for named executive officers and other senior professionals generally vest either on a pro rata basis annually over a period of five years or on a cliff basis, when they vest in full only at the end of a five-year period, in either case consistent with our desire to maximize long-term retention of senior professionals. Restricted stock units are only transferable in limited circumstances. We pay dividend equivalents on a current basis to the holders of unvested restricted stock units, although a portion of such amounts are subject to clawback in the event that the unvested restricted stock units are forfeited.
We do not provide any perquisites to any of our named executive officers. We do not have any pension, retiree medical benefit, severance or deferred compensation plans, except for our tax qualified 401(k) profit sharing plan, and pension plans in our foreign jurisdictions where required by applicable law. We maintain medical, dental, disability and life insurance benefit plans for the benefit of all of our eligible employees, who personally pay a portion of health benefit costs.

2014 Performance and Compensation of Named Executive Officers

In making compensation decisions with respect to 2014, our Compensation Committee considered a variety of factors, including the following: (i) the Firm’s advisory revenues and total revenues each declined 2% and 4%, respectively, versus the prior year; (ii) the Firm's pretax profit margin was 25%, the highest among our peers; (iii) the Firm again achieved its long term objectives of maintaining a strong dividend and repurchasing sufficient shares to avoid a dilutive increase in shares outstanding; and (iv) the Firm's share price fell 25% over the course of the calendar year. The Compensation Committee also took note, with respect to those named executive officers who are actively involved in advising clients and generating revenue (our Chief Executive Officer and Chief Financial Officer), of their individual contributions to building client relationships, winning assignments, executing transactions and generating revenue for the Firm.

With respect to our Chief Executive Officer in particular, the Compensation Committee determined his compensation on the merits of his performance as an investment banker and as an executive in relation to the Firm's overall results and did not benchmark his compensation against the compensation of CEOs of peer firms or other competitors. The Compensation Committee noted that, with respect to his management responsibilities, Mr. Bok had played an instrumental role in managing the Firm’s cost structure such that it again achieved the highest profit margin among our peers, maintaining its strong dividend and avoiding a dilutive increase in shares outstanding. In addition, the Committee noted that Mr. Bok has continued to maintain strong and productive relationships with the Firm’s regional and industry sector leaders around the world, as well as with stockholders, investment analysts, the press and other relevant constituencies. With respect to his client responsibilities, the Committee noted that Mr. Bok had initiated and led the Firm’s efforts on some of its most important announced transactions for clients in 2014, and that he played an active role in assisting many of our senior professionals around the world in advancing their client relationships, winning assignments and executing transactions.

In addition to the foregoing factors regarding Mr. Bok's individual performance as a senior professional advising Firm clients and his role in managing the Firm, in determining Mr. Bok’s compensation, the Committee considered the Firm’s performance in 2014 and over time, and the need to retain Mr. Bok’s services as Chief Executive Officer of the Firm. In reaching a compensation decision, the Committee noted that:

•Mr. Bok functions without any contractual rights to guaranteed continued employment or severance upon termination;

•Mr. Bok has not received a base salary increase in more than 10 years;

•Mr. Bok again requested that he receive no annual incentive compensation in the form of a year-end cash bonus;

•Mr. Bok again requested that his grant of RSUs all vest at the end of a 5 year period rather than pro rata over time, thus maximizing his alignment with long term stockholders and his incentive to remain with the Firm; and

•Mr. Bok's total compensation is less than half of what it averaged in 2005-2010, before the Firm’s results began to be negatively affected by the decline in global transaction activity caused by the global financial crisis.

In addition, the Committee considered the increase in clawback provisions in compensation arrangements for executives in the financial services industry, and noted that it maintains the authority, if it deems it appropriate to do so, to terminate Mr. Bok’s employment without notice or severance and has the right, in certain circumstances, to cancel his unvested RSUs upon such termination. Given that 72% of Mr. Bok’s total compensation in the past 5 years consisted of RSUs that remain unvested, this gives the Committee the ability to “clawback” that large portion of his compensation over that period in the event such action becomes appropriate. The Committee believes that the compensation paid to Mr. Bok for 2014 is sufficient to ensure his continued service in his current role, in large part because of his long history at the Firm, the fact that he recruited many of its senior professionals, and his motivation to build a leading global independent investment banking firm; nevertheless, it also believes that Mr. Bok could attract materially higher compensation if he were to pursue a position at a competitor as a senior professional advising clients or as a management executive. The Committee further believes that if it were to seek to recruit a replacement for Mr. Bok as Chief Executive Officer it would be necessary to offer compensation materially greater, with a significantly larger cash component and smaller portion deferred in the form of RSUs, than that granted to Mr. Bok for 2014.
With respect to our other named executive officers, the Compensation Committee focused on the relative importance of the roles played by such officers in the origination and execution of specific client transactions, in acting as spokespersons for the Company, in managing and administering the Company's global operations, in assisting with our global expansion, giving due regard to the complexity and difficulty of the administrative roles played by each such officer and the importance of retaining each such officer. Based on these factors and the size of the available compensation pool, each of our named executive officers received long-term incentive awards in the form of restricted stock units, but our named executive officers (other than Mr. Grubb and Ms. Moran) received no annual incentive cash bonus awards in respect of performance in 2014. Mr. Grubb received an annual incentive cash bonus award of $99,000 based on the Compensation Committee’s consideration of his individual performance. In addition, Ms. Moran received a cash bonus of $259,385 based on the Compensation Committee’s consideration of her individual performance and the terms of her offer letter. Ms. Moran’s offer letter provided that she will receive an aggregate amount of base salary, cash bonus and restricted stock units for 2014 of not less than $1,600,000 (excluding the restricted stock units granted in June 2014 as described below), prorated for the portion of 2014 that she worked with us. Ms. Moran’s offer letter further provides that she will receive an aggregate amount of base salary, cash bonus and restricted stock units for the year 2015 of not less than $1,600,000. For both years, not more than half of her total compensation received will be in the form of restricted stock units, and the balance will be paid in cash. Ms. Moran's cash bonus award in respect of performance in 2014 was paid in February 2015. Furthermore, in June 2014, Ms. Moran received a sign-on equity award in connection with her appointment as our new Chief Legal Officer and Secretary. The award consisted of 10,152 RSUs which will vest ratably over five years.

Executive Stock Ownership and Stock Ownership Guidelines
We believe that it is important for the incentives of our named executive officers to be aligned with the long-term interests of our stockholders.
We have historically awarded our named executive officers and other senior employees long-term incentive compensation in the form of restricted stock units with a vesting period that is generally longer than those used by our peers and the stock-based component for the named executive officers and other senior employees has historically represented a significant portion of compensation. As a result, we believe that our named executive officers have a demonstrable and significant interest in increasing the stockholders’ value over the long term.
Our named executive officers own significant interests in Greenhill through stock and restricted stock units granted in previous years. See “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners.” In order to further ensure the alignment of interests between our named executive officers and our stockholders, we adopted in January 2014 stock ownership guidelines for our named executive officers. These guidelines require our Chief Executive Officer and the other named executive officers to own Greenhill stock (including RSUs or other Greenhill securities, whether vested or unvested) equal to, in the case of our Chief Executive Officer, ten times his base salary, and in the case of each other named executive officer, three times his or her base salary. Compliance with these guidelines is measured no less frequently than annually on dates to be determined by the Compensation Committee, and calculated using the average closing price of Greenhill shares over the 12-month period preceding the applicable compliance measurement date. Our Chief Executive Officer and Chief Operating Officer currently exceed their required ownership levels. Our Chief Financial Officer, who was recently promoted to Managing Director on January 1, 2014, does not currently meet the required ownership level and has until January 2017 to achieve his required ownership level. Our Chief Legal Officer, who joined Greenhill as of April 14, 2014, does not currently meet the required ownership level and has until April 2019 to achieve her required ownership level. Any newly appointed named executive officer will have five years to attain the required ownership levels. Scott Bok, our Chief Executive Officer, owns Greenhill common stock and restricted stock units with a value that is more than 60 times his base salary (assuming a value of our common stock of $48.65, the average closing price of our common stock over the 12-month period ending on December 31, 2014).
Our named executive officers are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them through short sales, option transactions or other derivative instruments, and may not purchase any of our securities on margin, borrow against any account in which our securities are held or otherwise pledge any company securities as collateral.
Changes in our Executive Officer Team in 2014
Effective as of April 11, 2014, Gavin D. Solotar resigned from his position as General Counsel and Secretary of Greenhill and effective as of April 14, 2014 our Board of Directors appointed Patricia Moran as Greenhill’s new Chief Legal Officer and Secretary. Prior to becoming our Chief Legal Officer and Secretary, Ms. Moran was a partner in the law firm Skadden, Arps, Slate, Meagher & Flom, LLP, where she began her career 30 years ago, focusing on mergers and acquisitions, private equity, restructurings, corporate governance and general corporate and securities law matters.
Mr. Solotar entered into a separation agreement with Greenhill pursuant to which he remained employed as a Managing Director of the Company until December 31, 2014. Pursuant to such agreement, Mr. Solotar remained entitled to continued vesting in his outstanding equity awards that vested through December 31, 2014 and forfeited all of his outstanding equity awards that remained unvested after such date. In addition, the separation agreement provides that in exchange for mutual releases and ongoing covenants, Mr. Solotar will receive payments in the amount of $32,813 per month over a 24-month period beginning on January 31, 2015 and he will not be required to repay to the Company dividend equivalent cash payments on his unvested RSUs in the amount of $122,897 in the aggregate. Mr. Solotar did not receive any additional severance or accelerated equity.
Tax and Accounting Implications
Policy on Qualifying Compensation for Deductibility. Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy is to generally maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully deductible if we believe that such payments are in our stockholders’ interests.

Compliance with Section 409A of the Internal Revenue Code. We structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code.
Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of FASB Accounting Standards Codification (“ASC”) Topic 718.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of Greenhill serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Greenhill has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.
Compensation Committee of the Board of Directors of Greenhill & Co., Inc.
Steven F. Goldstone, Chairman
Stephen L. Key
Robert T. Blakely

EXECUTIVE COMPENSATION TABLES
2014 Summary Compensation Table (1)

Name	Year	Salary	Bonus		Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Scott L. Bok	2014	$600,000	$—		$2,499,000	$—	$497,732	(9)	$3,596,732
Chief Executive Officer	2013	600,000	—		2,899,000	—	592,450	(10)	4,091,450
	2012	600,000	—		2,899,000	—	397,045	(11)	3,896,045
Christopher T. Grubb (4)	2014	500,000	—		764,000	99,000	40,829	(12)	1,403,829
Chief Financial Officer	2013	235,000	—		210,000	—	18,068	(13)	463,068
	2012	220,000	—		166,130	269,000	15,533	(14)	670,663
Patricia Moran (5)	2014	429,615	259,385	(7)	500,000	—	10,137	(15)	1,199,137
Chief Legal Officer
and Secretary
Harold J. Rodriguez, Jr.	2014	600,000	—		999,000	—	130,454	(16)	1,729,454
Chief Operating Officer	2013	600,000	—		999,000	—	110,202	(17)	1,709,202
	2012	600,000	—		999,000	—	78,861	(18)	1,677,861
Gavin D. Solotar (6)	2014	387,500	—		—	—	130,033	(19)	517,533
Former General	2013	600,000	—		537,461	—	146,562	(20)	1,284,023
Counsel and Secretary	2012	195,769	162,539	(8)	3,807,400	—	33,108	(21)	4,198,816

(1)
Our named executive officers for 2014 are Messrs. Bok, Grubb, Rodriguez and Solotar and Ms. Moran. Mr. Solotar resigned as General Counsel and Secretary and ceased to be an executive officer effective as of April 11, 2014. Ms. Moran was appointed as the Chief Legal Officer and Secretary effective as of April 14, 2014. Mr. Solotar remained employed as a Managing Director until December 31, 2014.

(2)
These amounts reflect the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of awards made pursuant to our Equity Incentive Plan in the referenced fiscal year. See footnotes 2 (Summary of Significant Accounting Policies) and 12 (Restricted Stock Units) to our financial statements for the year ended December 31, 2014 included in our Form 10-K filed with the Securities and Exchange Commission. In addition, on February 9, 2015, the named executive officers were granted additional awards of RSUs under our Equity Incentive Plan in respect of 2014 performance as follows: Mr. Bok, 74,306 RSUs; Mr. Grubb, 16,830 RSUs; Ms. Moran, 12,903 RSUs; and Mr. Rodriguez, 29,425 RSUs. Mr. Bok’s and Mr. Rodriguez’s awards will vest fully on January 1, 2020. Mr. Grubb's and Ms. Moran's awards will vest ratably over five years, with 20% vesting on January 1 of each of 2016, 2017, 2018, 2019 and 2020.

(3)	These amounts reflect the cash awards to the named executive officers in respect of performance in the referenced year. We refer to this portion of our annual incentive compensation as a bonus.

(4)
Mr. Grubb was appointed as our Chief Financial Officer effective as of May 1, 2012 and was promoted to Managing Director effective as of January 1, 2014. In connection with his promotion, his annual base salary increased to $500,000 in 2014.

(5)	Ms. Moran joined our Company and was appointed our Chief Legal Officer and Secretary effective as of April 14, 2014.

(6)
Under SEC rules, Greenhill’s 2014 named executive officers include Mr. Solotar, notwithstanding that effective as of April 11, 2014, Mr. Solotar resigned as our General Counsel and Secretary and is no longer employed by Greenhill. Mr. Solotar remained employed as a Managing Director until December 31, 2014.

(7)	This amount reflects the cash bonus awarded to Ms. Moran in respect of 2014 performance, pursuant to the terms of her offer letter.

(8)	This amount reflects the cash bonus awarded to Mr. Solotar in respect of 2012 performance, pursuant to the terms of his offer letter.

(9)	Consists of $496,732 in dividend equivalent payments made in respect of unvested RSUs (“Dividend Equivalent Payments”) and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.

(10)
Consists of $461,392 in Dividend Equivalent Payments, $130,058 in cash distributed in respect of profit overrides awarded in prior years on investments made by Greenhill Capital Partners I ("Profit Overrides") and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.

(11)	Consists of $396,045 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.

(12)	Consists of $39,829 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Grubb’s 401(k) Profit Sharing Plan

(13)	Consists of $17,068 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Grubb’s 401(k) Profit Sharing Plan.

(14)	Consists of $14,533 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Grubb’s 401(k) Profit Sharing Plan.

(15)	Consists of $9,137 in Dividend Equivalent Payments and $1,000 in a matching contribution to Ms. Moran’s 401(k) Profit Sharing Plan

(16)	Consists of $129,454 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.

(17)	Consists of $100,051 in Dividend Equivalent Payments, $9,151 in Profit Overrides and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.

(18)	Consists of $77,861 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.

(19)	Consists of $129,033 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Solotar’s 401(k) Profit Sharing Plan.

(20)	Consists of $145,562 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Solotar’s 401(k) Profit Sharing Plan.

(21)	Consists of $33,108 in Dividend Equivalent Payments.

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) (1)	All Other Stock Awards; Number of Shares of Stock or Units (2)		Grant Date Fair Value of Stock Awards (3)
Scott L. Bok	February 4, 2014	See Note 1	50,312	(A)	$2,499,000
Christopher T. Grubb	February 4, 2014	See Note 1	4,027	(A)	200,000
	February 4, 2014	See Note 1	11,355	(B)	564,000
Patricia Moran	June 30, 2014	See Note 1	10,152	(C)	500,000
Harold J. Rodriguez, Jr.	February 4, 2014	See Note 1	20,113	(A)	999,000
Gavin D. Solotar (4)	—	—	—		—

(1)
As described in the “Compensation Discussion and Analysis” above, the named executive officers are eligible for an annual incentive compensation award in the form of a cash payment. As described in the “Compensation Discussion and Analysis”, the actual amounts paid to our named executive officers are determined by our Compensation Committee once the available annual incentive compensation award pool is known and are subject to a percentage cap on each named executive officer’s potential annual incentive compensation award which is established by the Compensation Committee at the beginning of each performance period. Mr. Solotar did not receive any grants of plan-based awards in 2014.

(2)
These restricted stock units were granted as a part of our long-term incentive compensation program in respect of 2013 compensation. Those awards marked (A) were granted on February 4, 2014 and will vest 100% on January 1, 2019. Those awards marked (B) were granted on February 4, 2014 and vested as to 20% of the original award on January 1, 2015, and the remainder will vest ratably on January 1 of each of 2016, 2017, 2018 and 2019. Those awards marked (C) were granted on June 30, 2014 and will vest ratably on June 30 of each of 2015, 2016, 2017, 2018 and 2019. The units comprising the awards are subject to payment within 75 days following each such vesting date. Each unit represents a right to receive one share of Common Stock or an amount equal to the market value of the Common Stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of Common Stock or a combination thereof. See footnote 2 of the 2014 Summary Compensation Table for information on the restricted stock units granted in 2015 as part of our long-term incentive compensation program in respect of 2014 performance to the named executive officers.

(3)
These amounts reflect the grant date fair value based on a price per share of $49.67 with respect to the awards granted on February 4, 2014 and $49.25 with respect to the awards granted on June 30, 2014, each as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4)	Mr. Solotar did not receive any grants of plan-based awards in 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

Name	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Scott L. Bok	4,584	(A)	$199,862
	69,374	(B)	3,024,706
	41,698	(D)	1,818,033
	60,725	(F)	2,647,610
	49,269	(H)	2,148,128
	50,312	(J)	2,193,603
	275,962		12,031,943
Christopher T. Grubb	357	(A)	15,565
	1,444	(C)	62,958
	2,088	(E)	91,037
	2,856	(G)	124,522
	11,355	(I)	495,078
	4,027	(J)	175,577
	22,127		964,737
Harold J. Rodriguez, Jr.	1,998	(A)	87,113
	11,904	(D)	519,014
	20,926	(F)	912,374
	16,978	(H)	740,241
	20,113	(J)	876,927
	71,919		3,135,668
Patricia Moran	10,152	(K)	442,627
Gavin D. Solotar (3)	—		—

(1)
The units referred to in this column are restricted stock units granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Amounts are shown as of December 31, 2014. Those awards marked (A) are subject to five year pro rata vesting and became fully vested on January 1, 2015; those awards marked (B) are subject to five year cliff vesting and vested in full on January 1, 2015; those awards marked (C) are subject to five year pro rata vesting and were vested as to 60% of the original award as of December 31, 2014 with the remainder vesting ratably on January 1 of each of 2015 and 2016; those awards marked (D) are subject to five year cliff vesting and will vest in full on January 1, 2016; those awards marked (E) are subject to five year pro rata vesting and were vested as to 40% of the original award as of December 31, 2014 with the remainder vesting ratably on January 1 of each of 2015, 2016 and 2017; those awards marked (F) are subject to five year cliff vesting and will vest in full on January 1, 2017; those awards marked (G) are subject to five year pro rata vesting and were vested as to 20% of the original award as of December 31, 2014 with the remainder vesting ratably on January 1 of each of 2015, 2016, 2017 and 2018; those awards marked (H) are subject to five year cliff vesting and will vest in full on January 1, 2018; those awards marked (I) are subject to five year pro rata vesting and will vest ratably on January 1 of each of 2015, 2016, 2017, 2018 and 2019; those awards marked (J) are subject to five year cliff vesting that will vest in full on January 1, 2019; and those awards marked (K) are subject to five year pro rata vesting and will vest ratably on June 30 of each of 2015, 2016, 2017, 2018 and 2019. The units comprising the awards are subject to payment within 75 days following each such vesting date. Each unit represents a right to receive one share of Common Stock or an amount equal to the market value of the Common Stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of Common Stock or a combination thereof.

(2)
The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 31, 2014, $43.60. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.

(3)
Mr. Solotar resigned as our General Counsel and Secretary and is no longer employed by Greenhill. In connection with his resignation, Mr. Solotar forfeited all of his equity awards that remained outstanding as of December 31, 2014.

Stock Vested as of Fiscal Year End 2014

Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
Scott L. Bok	30,679	$1,597,149
Christopher T. Grubb	2,737	142,488
Patricia Moran	—	—
Harold J. Rodriguez, Jr.	3,778	196,683
Gavin D. Solotar	9,183	444,004

(1)	Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting at the closing market price of the shares on each vesting date.
Potential Payments upon Termination or a Change of Control
None of our named executive officers or other employees have any severance agreements or arrangements (including pursuant to the employment agreements described below). However, our Equity Incentive Plan provides that upon the (i) death, (ii) disability, (iii) retirement or (iv) termination of employment without cause (as determined by our Compensation Committee) within two years following a change of control or six months prior to a change of control if the Compensation Committee reasonably believes such termination was at the behest of an acquiring entity, any restricted stock unit previously granted will immediately become fully vested (which we refer to as the acceleration provision). The acceleration provision applies to the restricted stock units held by all of our employees. Had the acceleration provision been triggered on December 31, 2014, the value of shares of our common stock to be delivered on that date to our named executive officers would have been as follows (calculated using the closing price of our common stock on December 31, 2014 of $43.60): Mr. Bok, $12,031,943; Mr. Grubb, $964,737; Mr. Rodriguez, $3,135,668; and Ms. Moran, $442,627.
Employment Agreements
The employment agreements of Messrs. Bok and Rodriguez provide that they will be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that they may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. These employment agreements are terminable by either party on 90 days’ prior written notice, with no contractual rights to severance. Mr. Grubb and Ms. Moran are not party to an employment agreement with us. All of our named executive officers are subject to limitations on their ability to compete with us during the term of their employment and for a three month period thereafter; they are also prohibited from soliciting certain of our employees for a period of six months following the termination of their employment.

DIRECTOR COMPENSATION TABLE
2014 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Robert T. Blakely	$49,994	$50,006	$100,000
John C. Danforth (2)	8,350	8,317	16,667
Steven F. Goldstone	—	100,000	100,000
Stephen L. Key	57,487	57,513	115,000
Karen P. Robards	49,994	50,006	100,000

(1)
These amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for awards granted in 2014 pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate.

(2)	The amounts for John C. Danforth reflect the partial year compensation for Mr. Danforth who retired from our Board of Directors on March 1, 2014.
During 2014, directors who were not Greenhill employees received an annual retainer of $100,000 for service on our Board of Directors payable at their option either in cash or stock or a combination. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual cash retainer of $15,000, which was paid at his option in a combination of cash and stock. We have not retained any compensation consultants to advise on director compensation.
It is our policy to ask our non-employee directors to retain any stock granted to them as compensation until such time as they complete their service on the Board, subject to exceptions for unforeseen personal circumstances. As of December 31, 2014, all of our non-employee directors owned stock in the Company. As a result, we believe our non-employee directors have a demonstrable and significant interest in increasing the stockholders’ value over the long term, and we have not adopted any stock ownership guidelines for non-employee directors.
Our non-employee directors are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our shares owned by them through short sales, option transactions or other derivative instruments.
Our non-employee directors also will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and the Board committees. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans. See discussion under “Certain Relationships and Related Transactions—Related Transactions Involving our Directors and Executive Officers—Other Compensation” for a description of the compensation paid to Robert F. Greenhill, who is the Chairman of our Board of Directors and an employee of Greenhill, but is not an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the Company.
Related Person Transaction Policy
We have adopted a written related person transaction policy, which is administered by the Nominating and Governance Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. Under the policy, the transaction will be referred to the Chief Legal Officer, the Chief Executive Officer and/or the Nominating and Governance Committee for review depending on the identity of the “related person.” Such reviewer will review, approve or ratify the transaction, taking into account all relevant facts and circumstances, including without limitation the commercial reasonableness, the benefit and perceived benefit or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. No reviewer may participate in any review, approval or ratification of any related person transaction in which such reviewer or any of his or her immediate family members is the related person. All determinations by the Chief Executive Officer or the Chief Legal Officer under the policy will be reported to the Committee at its next regularly scheduled meeting or earlier if appropriate.
Related Transactions Involving Our Directors and Executive Officers
Other Compensation
Robert F. Greenhill, founder, Chairman, director and employee of the Company, actively participates in various client revenue generating engagements as well as overall activities of the Firm. Consistent with our practice for compensating our senior professionals, Mr. Greenhill was compensated in 2014 on a pay-for-performance basis based on his relative contribution to the Company. In 2014, Mr. Greenhill received a total of $3,763,437 in compensation, including a base salary of $600,000, $2,499,000 in restricted stock units awarded in 2014 (calculated by multiplying the number of shares underlying the award by the closing price of our common stock on the trading date prior to the grant date of the award) as well as Dividend Equivalent Payments, Profit Overrides and expenses of a car and driver. The cost of Mr. Greenhill's car and driver was $177,507 in 2014 (comprised principally of compensation expense in respect of Mr. Greenhill’s driver, who is our employee). In addition, Mr. Greenhill uses an aircraft owned by us for personal travel; Mr. Greenhill reimburses us for the costs associated with his personal use of the aircraft. See “Use of Corporate Aircraft” below. These perquisites are provided only to Mr. Greenhill, in recognition of his role as founder of our Firm.
Similar to our arrangements with certain senior professionals, we have an employment agreement with Mr. Greenhill that provides that he will be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that he may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. Mr. Greenhill is also entitled to participate in all of our employee benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) Profit Sharing Plan and Equity Incentive Plan. The employment agreement may be terminated by either party on 90 days’ notice. Under the agreement, Mr. Greenhill is subject to limitations on his ability to compete with us during the term of his employment and for a three-month period thereafter. He is also prohibited from soliciting certain of our employees for a period of six months following the termination of his employment. In addition, he is subject to obligations of confidentiality and is required to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure.
Use of Corporate Aircraft
Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we own and operate an airplane that is used by our employees for transportation on business travel and by Robert F. Greenhill and his family for transportation on business and personal travel. We bear all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane. Mr. Greenhill reimburses the Company for the actual out-of-pocket costs associated with the operation of the Company’s aircraft in connection with the personal use thereof by Mr. Greenhill. In 2014, Mr. Greenhill reimbursed us $395,730 for such costs incurred in 2014. No other employees used the aircraft for personal travel in 2014.

In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During 2014, we paid $23,273 to an entity controlled by Mr. Greenhill on account of such expenses.
Use of Hangar Space
Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, uses and reimburses us for a portion of the hangar space we lease at the Westchester County Airport. In 2014, Riversville Aircraft Corporation paid us $76,800 in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party.
Relationship with Merchant Banking Funds
Greenhill has an indirect interest in two different merchant banking funds which we refer to as Greenhill Capital Partners I (or Fund I) and Greenhill Capital Partners II (or Fund II), each of which consists of several related fund vehicles which generally invest in parallel on a pro rata basis (we refer to those funds collectively as the “Funds”). The managing general partners of Fund I and Fund II are controlled by Greenhill, and Scott L. Bok, our Chief Executive Officer, remains a member of the Investment Committee of Fund I and Fund II.
Greenhill’s employees committed a significant amount of capital to the Funds at the time of the respective closing dates. Greenhill and those employees who made capital commitments to the Funds have entered into a series of agreements with the Funds (the “Partnership Agreements”). Pursuant to the Partnership Agreements, the limited partners of the Funds have agreed to pay during the commitment period an annual management fee to the respective managing general partner of such Funds. Limited partners, including Messrs. Bok and Rodriguez, as well as Mr. Greenhill, also agreed to pay to the managing general partners of the funds certain profit overrides. The Partnership Agreements also provide for the payment by the limited partners of certain expenses incurred by the general partner and for the indemnification of the general partner, its affiliates and their employees under certain circumstances.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report
The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.
The consolidated financial statements of Greenhill, Inc. for the year ended December 31, 2014, were audited by Ernst & Young LLP, independent auditors for Greenhill.
As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;

2.
Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 16, Communications with Audit Committees (SAS 16), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.
Received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence; and

4.	Discussed with the independent auditors, the independent auditors’ independence.
Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.
Audit Committee of the Board of Directors of Greenhill
Stephen L. Key, Chairman
Robert T. Blakely
Karen P. Robards

Auditor Fees
Ernst & Young LLP served as our principal auditors for 2014. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2013 and 2014 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2013 and 2014 and for all other services performed for fiscal years 2013 and 2014 by Ernst & Young LLP.

	2013	2014
Audit Fees	$1,098,482	$1,134,294
Audit-Related Fees	—	—
Tax Fees	9,944	—
All Other Fees	18,945	17,400
"Audit fees" includes statutory audits of our operating subsidiaries in multiple international jurisdictions. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.
Auditor Services Pre-Approval Policy
The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee, so long as the chairperson informs the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2016 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before November 13, 2015. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Under our bylaws, director nominations or other business that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2016 Annual Meeting, must be received no earlier than December 19, 2015 and no later than January 18, 2016, and must include all of the requirements pursuant to our bylaws. Written notice must be delivered to the Secretary within these deadlines.
AVAILABLE INFORMATION
Our 2014 Annual Report to Stockholders and our Form 10-K, including financial statements for the year ended December 31, 2014, accompany this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2014 or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines, Related Person Transaction Policy or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our website at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.
OTHER MATTERS
We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

EXHIBIT A

GREENHILL & CO., INC. EQUITY INCENTIVE PLAN
(as amended and restated)
Section 1. Purpose. The purposes of this Equity Incentive Plan (as amended and restated) (the “Plan“) are to attract, retain and motivate key employees and directors of and consultants and advisors to Greenhill & Co., Inc. (the “Company“) and its subsidiaries and to align the interests of key employees, directors, consultants and advisors with stockholders with equity-based compensation and enhanced opportunities for ownership of shares of the Company’s common stock.
Section 2. Definitions. The following terms used in the Plan and any agreement entered into pursuant to the Plan shall have the meaning set forth below:
“Affiliate “ means (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
“Award“ means any Option, award of Restricted Stock or Restricted Stock Units, Performance Award, Other Stock-Based Award, or any other right, interest or grant relating to Shares or other property granted pursuant to the Plan.
“Award Agreement“ means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not be (as determined by the Committee) executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award.
“Board“ or “Board of Directors“ means the Board of Directors of the Company.
“Change in Control“ means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate or that, in each case, requires stockholder approval under the laws of the Company’s jurisdiction of organization, unless immediately following such transaction, either: (i) at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of the Company that were outstanding immediately prior to the transaction (or securities into which the Company’s securities were converted or exchanged in such transaction); or (ii) at least 50% of the members of the board of directors (including directors whose election or nomination was approved by the incumbent directors of the Board) of the company resulting from the transaction were members of the Board at the time of the Board’s approval of the execution of the initial agreement providing for the transaction.
“Code“ means the Internal Revenue Code of 1986, as amended.
“Committee“ means the Compensation Committee of the Board, or any successor to such committee, or any other committee of our Board appointed or designated by the Board, in each case, composed of no fewer than two directors each of whom is a “non-Employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
“Covered Employee“ means an individual who is both (i) a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto and (ii) expected by the Committee to be the recipient of compensation (other than “qualified performance based compensation” as defined in Section 162(m) of the Code) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction in respect of such individual’s Award would be allowed.
“Disability“ means the disability of a Participant (i) such that the Participant is considered disabled under any long term disability plan of the Company, or otherwise (ii) as determined by the Committee in its sole discretion.
“Eligible Person“ means any full time or part time employee (including an officer or director who is also an employee), consultant or advisor of the Company or any Affiliate selected by the Committee. Other than for awards of Options, “Eligible Person” shall also include any individual to whom an offer of employment has been extended, a member of the Board or a member of the board of directors of a Subsidiary. References to “employment” and related terms in the Plan shall include the provision of services in any capacity.
“Fair Market Value“ means the closing sale price of the Shares, as reported on the composite tape of New York Stock Exchange, or any other reporting system selected by the Committee on the relevant dates, or, if no sale of Shares is reported for that date, on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of the valuation.
“Incentive Stock Option“ means any Option designated as an incentive stock option within the meaning of Section 422 of the Code and qualifying thereunder.
“Non-Qualified Stock Option“ means an Option that is not an Incentive Stock Option.
“Option“ means an option to purchase a Share or Shares granted under the Plan.
“Other Stock-Based Award“ means an Award granted pursuant to Section 9 of the Plan.
“Participant “ means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.
“Performance Award“ means an Award structured in accordance with Section 10 of the Plan.
“Performance Period“ means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.
“Person“ means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.
“Restricted Stock“ means an award of shares which are subject to certain restrictions and to a risk of forfeiture.
“Restricted Stock Unit“ means a contractual right granted under Section 8 that is denominated in Shares. Each Restricted Stock Unit represents a right to receive the value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.
“Retirement “ means termination of employment on or after the date the Participant has (i) attained age 65 and completed at least two years of service; (ii) completed at least twelve years of service as a managing director of the Company or its predecessors, or (iii) has completed at least twenty years of service with the Company or its predecessors.
“Share“ means a share of common stock of the Company, par value $0.01.
“Subsidiary“ means a company where 50% or more of its issued stock or other membership interests is owned directly or indirectly by the Company at the time an Award is issued under the Plan.
Section 3. Administration. (a) The Plan will be administered by the Committee. To the extent permitted by applicable law, the Committee or the Board may delegate to one or more officers of the Company the authority to grant awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act. Subject to and consistent with the provisions of the Plan, the Committee (or its delegate or a delegate of the Board) will have full power and authority, in its discretion, and without limitation, to: (i) select Eligible Persons to become Participants; (ii) determine the type and number of Awards to be granted to each Participant; (iii) determine the number of Shares to be covered by each Award; (iv) determine the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, and the acceleration of any such dates; (v) determine the expiration date of any Award; (vi) determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property; (vii) determine any other terms and conditions of, and all other matters relating to, Awards; (viii) prescribe Award Agreements (such Award Agreements need not be identical for each Participant) and amendments thereto; (ix) construe and interpret the Plan and the respective Award Agreements entered into pursuant to the Plan; and (x) make all other determinations necessary or advisable for administering the Plan. All decisions and determinations of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, beneficiaries, and other persons claiming rights from or through a Participant, and stockholders.
(b) To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee or the Board delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

Section 4. Shares Subject to the Plan; Limits on Awards.
(a) Shares to be issued under the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased by the Company in the open market or otherwise. Subject to the approval of the Company’s stockholders, the maximum number of Shares that may be issued under the Plan in respect of awards granted after March 9, 2015 is 10,000,000 (in addition to those set forth in the next sentence), subject to adjustment made in accordance with Section 12 of the Plan and subject to the recapture provisions in Section 4(b) below. Shares sufficient to satisfy outstanding awards as of March 9, 2015 (3,694,351 Shares), awards to newly recruited employees of the Company and its Affiliates pursuant to agreements entered into prior to the annual meeting of stockholders in 2015 and awards to employees of Cogent Partners following the completion of the acquisition announced on February 10, 2015 are already authorized for issuance under the existing Equity Incentive Plan. Notwithstanding the foregoing and subject to adjustment as provided in Section 12 of the Plan, under the Plan no Covered Employee may be granted in any calendar year (i) Options that relate to more than 700,000 Shares, (ii) Performance Awards denominated in Shares that relate to more than 700,000 Shares and (iii) Performance Awards denominated in cash or valued with reference to property other than Shares with a maximum dollar value payable equal to $25,000,000.
(b) For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for issuance in connection with future Awards granted under the Plan. Shares purchased on the open market with cash proceeds generated by the exercise of an Option will not increase or replenish the number of Shares available for grant. In the event that Shares are delivered in respect of an Award, all of the Shares subject to the Award (including any Shares used to satisfy applicable tax withholding obligations) shall be considered in calculating the maximum number of Shares available for delivery under the Plan. Shares surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of such an Award shall be counted against the share limits of this Plan and shall not again be available for issuance in connection with future Awards. The foregoing adjustments to the Share limits are subject to any applicable limitations under Code Section 162(m) with respect to Awards intended as performance-based compensation thereunder.
Section 5. Eligibility. Awards may be granted only to Eligible Persons who are selected to be Participants by the Committee in accordance with the provisions of the Plan.
Section 6. Options. The Committee is authorized to grant Options to Participants on the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.
(a) Exercise Price. The exercise price of each Option granted under the Plan shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such Option.
(b) Term and Termination of Options. The term of each Option, together with the effect of termination of employment or service by a Participant on such term, will be determined by the Committee, but in no event will an Option be exercisable, either in whole or in part, after the expiration of ten years from the date of grant of such Option.
(c) Exercise of Option. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable and shall determine the time in which Options shall be exercisable in whole or in part and the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Shares, or other property (including notes and other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered in satisfaction of Options to Participants.
Section 7. Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or any Subsidiary) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options shall be granted only to participants who are employees of the Company or a Subsidiary of the Company. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.
Section 8. Restricted Stock and Restricted Stock Unit Awards. The Committee is authorized to grant Restricted Stock and/or Restricted Stock Units to Participants.
(a) The Awards granted under this Section 8 shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(b) Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.
(c) If the Committee intends that an Award of Restricted Stock or Restricted Stock Units shall constitute or give rise to “qualified performance based compensation” under Section 162(m) of the Code, such Award of Restricted Stock or Restricted Stock Units may be structured in accordance with Section 10 and any such Award of Restricted Stock or Restricted Stock Units shall be considered a Performance Award for purposes of this Plan.
Section 9. Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9.
Section 10. Performance Awards.
(a) General. Performance Awards may be denominated as a cash amount, number of Shares, or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.
(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 10(b). The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.
(c) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 10. The performance goals shall be objective, shall be pre-established by the Committee and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.
(d) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (i) earnings per share, (ii) return on average common equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) net revenues, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) stock price, (x) earnings available to common stockholders, (xi) ratio of compensation and benefits to net revenues and (xii) execution and origination of assignments directly related to the individual covered employee. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods, as the Committee shall determine. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
(e) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, or a combination thereof, in the discretion of the Committee. Unless otherwise provided, Performance Awards will be distributed only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to Paragraph (b) above. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant.
Section 11. Termination of Employment. Unless otherwise determined by the Committee or provided by the Committee in the applicable Award Agreement, the following provisions shall apply:
(a) Upon a termination of employment as a result of death, Disability or Retirement:
(i) any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and
(ii) any Option then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable and will expire on the earlier of (A) the date the option would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.
(b) Upon termination of employment by the Company for cause (as determined by the Committee in its sole discretion):
(i) any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company upon such termination of employment, and
(ii) any Option then held by the Participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company upon such termination of employment.
(c) Upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) within two years following the occurrence of a Change in Control or upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) six months prior to the occurrence of a Change in Control if the Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment “in connection with” the occurrence of a Change in Control):
(i) any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and
(ii) any Option then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.
(d) Upon termination of employment for any reason other than death, Disability, Retirement or termination of employment by the Company for cause (as determined by the Committee in its sole discretion) or in connection with the occurrence of a Change in Control:
(i) any time vesting Restricted Stock Award or time vesting Restricted Stock Unit Award then held by the Participant whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii) any Option then held by the Participant, to the extent not exercisable, shall automatically expire upon such termination of employment and, to the extent exercisable, shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one hundred and eighty days (or ninety days in the case of an Option that is intended to qualify as an Incentive Stock Option) after the date the such Participant’s service ceases, and
(iii) any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant which is not then payable and remains subject to achievement of performance vesting goals will be paid in accordance with its terms at the time such Award would have been payable if the termination of employment had not occurred.
Section 12. Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects Shares such that an adjustment is appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of Shares by which annual per person Award limitations are measured under Section 4(a), (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award in consideration for the cancellation thereof. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.
Section 13. Change In Control. In the event of a Change in Control, the double trigger vesting conditions of Section 11(c) shall apply.
Section 14. Compliance with Laws; Transferability.
(a) The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.
(b) Limits on Transferability; Beneficiaries. Except as the Committee may otherwise determine from time to time, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this Section 14(b) shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.
Section 15.  Certain Tax Provisions.
(a) Withholding. The Company and any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Notwithstanding any other provision of the Plan, only the minimum amount of Shares deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.
(b) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code, such Participant shall notify the Company of such disposition within ten days thereof.
(c) Section 409A of the Code. The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan (or any other plan or agreement of the Company) during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to comply with Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
Section 16. General Provisions.
(a) Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.
(b) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have received or executed (if execution is required) an Award Agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.
(c) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In addition, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or after termination of such employment, establishes a relationship with a competitor of the Company or engages in activity which is in conflict with or adverse to the interest of the Company, as determined under the Company’s non-competition policy, as in effect from time to time.
(d) Subject to applicable law, the Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, either automatically, or at the election of the Committee or a Participant. Subject to the provisions of the Plan and any Award Agreement, the recipient of the Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (“dividend equivalents”), with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(e) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
(f) Awards may be granted to employees of the Company or any Subsidiary or Affiliate who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to those employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees of the Company or any Subsidiary or Affiliate on assignments outside their home country.
Section 17. Prohibition on Repricing. In no event shall the exercise price with respect to an Award be reduced following the grant of an Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.
Section 18. Effective Date; Amendment and Termination.
(a) The Plan originally became effective upon its adoption by the Board on May 4, 2004. An amended and restated Plan was adopted by the Board on February 20, 2008 and thereafter approved by the Company’s stockholders.
(b) The Plan as further amended and restated shall be subject to approval by the stockholders of the Company at the annual meeting for such stockholders held in April 2015. Unless the Plan is earlier terminated by the Board, the Plan will terminate on March 9, 2022, which is seven (7) years from the date of its adoption. The Board will have the right, at any time to suspend, amend, alter, discontinue or terminate the Plan, provided, however, that no such action shall be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. No termination of the Plan or action by the Board in amending or suspending the Plan may materially impair the rights of a Participant under any outstanding Award, without the consent of the affected Participant, except any such amendment made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.
(c) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder of beneficiary of any Award, provided, however, that no such action shall impair the rights of a Participant or holder of beneficiary under any Award theretofore granted under the Plan.
Section 19. Governing Law. The Plan will be governed by and construed in accordance with the law of the State of New York.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Robert F. Greenhill	☐	☐	02 - Scott L. Bok	☐	☐	03 - Robert T. Blakely	☐	☐
04 - Steven F. Goldstone	☐	☐	05 - Stephen L. Key	☐	☐	06 - Karen P. Robards	☐	☐

	For	Against	Abstain
2. Approval, by non-binding vote, of Greenhill's executive compensation.	☐	☐	☐
3. Ratification of the Selection of Ernst & Young LLP to serve as Greenhill's auditors for the year ending December 31, 2015.	☐	☐	☐
4. Approval of Greenhill's Equity Incentive Plan.	☐	☐	☐

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Proxy — Greenhill & Co., Inc.

Notice of 2015 Annual Meeting of Stockholders

Greenhill & Co., Inc.
300 PARK AVENUE
NEW YORK, N.Y. 10022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS — APRIL 23, 2015

The undersigned hereby appoints Robert F. Greenhill and Scott L. Bok as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Greenhill & Co., Inc. held of record by the undersigned on March 2, 2015, at 11:00 A.M., at the Annual Meeting of Stockholders to be held at the Waldorf-Astoria, 301 Park Avenue, New York, New York 10022, on April 23, 2015, or any adjournment or postponement thereof and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)